June 30, 2008

Alpharma Announces the Resubmission of a New Drug Application for EMBEDA™ Capsules

Bridgewater, New Jersey June 30, 2008 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced that it has resubmitted its New Drug Application ("NDA") for EMBEDA™ (morphine sulfate extended-release with sequestered naltrexone hydrochloride) Capsules to the U.S. Food and Drug Administration (the "FDA"). On February 28, 2008, the Company announced the initial submission of an NDA for EMBEDA™ Capsules and on April 21, 2008 announced the withdrawal of that NDA due to certain technical issues around data presentation. While the initial submission qualified for a priority review, the technical issues prevented a complete evaluation by the FDA. Alpharma is fully committed to collaborating with the FDA to complete a timely review of the EMBEDA™ Capsules NDA, and continues to anticipate a first quarter 2009 launch following approval.

EMBEDA™ Capsules were developed with Alpharma's proprietary technology, which combines an extended-release opioid with sequestered naltrexone, an opioid antagonist. In clinical trials, when EMBEDA™ Capsules were taken as directed, pain relief was provided and the sequestered naltrexone passed through the body without observed clinical effect. If an EMBEDA™ Capsule is crushed or dissolved in alcohol, which are common approaches abusers use to tamper with an opioid product in order to gain euphoria, both the morphine and the naltrexone are released. When both are released, the study results showed that the euphoric effect of morphine was significantly reduced.

Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com. Alpharma press releases are also available at our website: http://www.alpharma.com.

Contact:

Jack Howarth

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com